Exhibit 1.01

EATON CORPORATION plc
CONFLICT MINERALS REPORT
FOR THE YEAR ENDED DECEMBER 31, 2018
This Conflict Minerals Report (Report) is filed as an exhibit to Eaton’s Form SD as required by Rule 13p-1 (the Rule) under the Securities Exchange Act of 1934, as amended.
Eaton Corporation plc (Eaton, the Company, we, us or our) is required to perform a reasonable country of origin inquiry into the sources of necessary conflict minerals in our products and disclose the results of such diligence. Conflict minerals have been defined as tin, tantalum, tungsten and gold (the Minerals). The design of our due diligence and related results are described below.
A copy of Eaton Corporation plc's Conflict Minerals Report is publicly available at www.eaton.com under "Responsible Sourcing of Conflict Minerals" at: http://www.eaton.com/content/eaton/us/en-us/company/policies-and-statements/responsible-sourcing-of-conflict-minerals0.html.html. The contents of our website referred to in this Report are not incorporated by reference into this Report.
1.     COMPANY OVERVIEW
Eaton Corporation plc is a power management company with 2018 net sales of $21.6 billion. The Company provides energy-efficient solutions that help its customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services.
Eaton has six principal business segments: Electrical Products and Electrical Systems and Services, Hydraulics, Aerospace, Vehicle and eMobility. In 2018, Eaton considers all products to be in-scope and include, but are not limited to:

Electrical Products and Electrical Systems and Services
The Electrical Products segment consists of electrical components, industrial components, residential products, single phase power quality, emergency lighting, fire detection, wiring devices, structural support systems, circuit protection, and lighting products. The Electrical Systems and Services segment consists of power distribution and assemblies, three phase power quality, hazardous duty electrical equipment, intrinsically safe explosion-proof instrumentation, utility power distribution, power reliability equipment, and services.

Hydraulics
The Hydraulics segment is a global leader in hydraulics components, systems and services for industrial and mobile equipment. Eaton offers a wide range of power products including pumps, motors and hydraulic power units; a broad range of controls and sensing products including valves, cylinders and electronic controls; a full range of fluid conveyance products including industrial and hydraulic hose, fittings, and assemblies, thermoplastic hose and tubing, couplings, connectors, and assembly equipment; filtration systems solutions; industrial drum and disc brakes; and golf grips.

Aerospace
The Aerospace segment is a leading global supplier of aerospace fuel, hydraulics, and pneumatic systems for commercial and military use. Products include hydraulic power generation systems for aerospace applications including pumps, motors, hydraulic power units, hose and fittings, electro-hydraulic pumps; controls and sensing products including valves, cylinders, electronic controls, electromechanical actuators, sensors, aircraft flap and slat systems and nose wheel steering systems; fluid conveyance products, including hose, thermoplastic tubing, fittings, adapters, couplings, sealing and ducting; and fuel systems including fuel pumps, sensors, valves, adapters and regulators.

Vehicle
The Vehicle segment is a leader in the design, manufacture, marketing, and supply of: drivetrain, powertrain systems and critical components that reduce emissions and improve fuel economy, stability, performance, and safety of cars, light trucks and commercial vehicles. Products include transmissions, clutches, hybrid power systems, superchargers, engine valves and valve actuation systems, cylinder heads, locking and limited slip differentials, transmission controls, fuel vapor components, fluid connectors and conveyance products for the global vehicle industry.

eMobility
The eMobility segment designs, manufactures, markets, and supplies electrical and electronic components and systems that improve the power management and performance of both on-road and off-road vehicles. Products include high voltage inverters, converters, fuses, onboard chargers, circuit protection units, vehicle controls, power distribution, fuel tank isolation valves, and commercial vehicle hybrid systems.
Purchased raw materials and parts are varied and are sourced from many suppliers. Eaton has a substantial number of suppliers globally that span across our six business segments. Our supply chain is multi-tiered and Eaton is typically many levels removed from the mines, smelters and refiners. Eaton does not purchase any Minerals directly from mines, smelters or refiners. Therefore, Eaton must rely on its suppliers to provide information about the origin of the Minerals in its products. Some of Eaton’s products may contain the Minerals either from recycled sources or in their processed form.
For additional information about our business segments, including the wide variety of products manufactured in each segment, refer to Eaton's 2018 Form 10-K.
2.    REASONABLE COUNTRY OF ORIGIN INQUIRY
For the reporting period from January 1 through December 31, 2018, Eaton conducted a good faith reasonable country of origin inquiry of the Minerals that are necessary to the functionality or production of the products that Eaton manufactured or contracted with others to manufacture during the reporting period. Based on this reasonable country of origin inquiry, Eaton was unable to conclude that these Minerals did not originate from the Democratic Republic of the Congo (the DRC) or adjoining countries. Accordingly, Eaton undertook due diligence measures on the source and chain of custody of the identified necessary Minerals.
3.    DUE DILIGENCE

3.1     Design of Due Diligence

Our due diligence measures were designed to conform, in all material respects, with the due diligence framework set forth in The Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for tin, tantalum, and tungsten and for gold. Pursuant to this framework, we undertook to: (a) establish company management systems, (b) identify and assess risks in our supply chain, (c) design and implement a strategy to respond to the risks identified, (d) support the development and implementation of independent third party audits of smelter and refiner sourcing, and (e) report on the results of our supply chain due diligence.

3.2     Due Diligence Measures Performed

a. Establishment of Company Management Systems
Eaton has taken steps to develop strong company management systems pertaining to the use of Minerals in our products and supply chain. These include the development of a conflict minerals policy, which is available at http://www.eaton.com/content/eaton/us/en-us/company/policies-and-statements/responsible-sourcing-of-conflict-minerals0.html.html. In addition, we have implemented an internal management reporting structure to manage and oversee Eaton’s conflict minerals activities consisting of a dedicated Conflict Minerals team and executive-level Conflict Minerals Steering Committee chaired by Eaton’s Executive Vice President for Supply Chain Management. We have also established formal requirements for suppliers related to the use and reporting of Minerals, including the implementation of a supplier conflict minerals solicitation process utilizing tools created by the Responsible Minerals Initiative (RMI) which includes the Conflict Minerals Reporting Template (CMRT). Through our policy and participation in RMI, Eaton is committed to responsible sourcing of Minerals from the DRC and adjoining countries and encourages suppliers and smelters or refiners to source responsibly from the DRC region. Finally, we maintain a global ethics e-mail address and telephone helpline (http://www.eaton.com/content/eaton/us/en-us/company/policies-and-statements/responsible-sourcing-of-conflict-minerals0.html.html) which can be used by employees, suppliers or other stakeholders to report any concerns relating to Eaton’s Minerals activities.

b. Identify and Assess Risks in our Supply Chain

As a downstream user of Minerals, Eaton is many layers removed from the mine or location from which the Minerals originated and the smelters and refiners which processed the Minerals. We solicited relevant suppliers using due diligence tools including the RMI’s CMRT. Our solicitation letter included an explanation of the Minerals and the related legal regulations, a request for suppliers to comply with the regulations and respond to us, and our contact information to direct any questions. Additional solicitation requests, including in additional languages beyond English, were sent to suppliers that did not respond or provide sufficient information. Through this process, during 2018 we solicited approximately 1,200 suppliers.

We verified the information provided by our suppliers (to the extent possible) by comparing it to the information contained on the RMI website and against CMRT acceptance criteria for completeness and consistency of responses. Through this process, for suppliers who provided names of smelters and refiners, we confirmed the validation status of those supplier-reported smelters and refiners. For those suppliers who provided country of origin information for the Minerals, we confirmed the listed countries of origin for each smelter and refiner if that information was available from RMI.

c. Design and Implement a Strategy to Respond to Identified Risks

Eaton’s strategy to respond to identified risks includes the development of a conflict minerals policy, referenced above. This policy is also included in Eaton’s Purchase Order Terms and Conditions and associated Supplier Code of Conduct (the Code). Both the Purchase Order Terms and Conditions and the Code are used to communicate requirements to our suppliers, including expectations relating to the use and sourcing of the Minerals. In particular, Eaton’s Purchase Order Terms and Conditions and associated Code require our suppliers to perform due diligence into their respective supply chains to determine whether products sold to us contain Minerals, and whether, and to what extent, the Minerals are sourced from DRC conflict-free smelters and refiners, and to report to Eaton the results of this due diligence. The Terms and Conditions and the Code are available on our website at www.eaton.com.

Eaton monitors the information received from suppliers in response to our solicitations, and periodically shares summaries of this information with our Conflict Minerals Steering Committee. Eaton is a member of RMI (member Code EATN) and uses data from the RMI to confirm the validation status of supplier-reported smelters and refiners, as well as reported country of origin information related to the Minerals sourced from such smelters or refiners, if available. Through our membership in RMI, Eaton further supports several complementary programs such as iTSCi, Better Sourcing Program, and Solutions for Hope, with which RMI collaborates to jointly address Minerals issues in the DRC and adjoining countries.

Suppliers that are either non-responsive or provide incomplete or inconsistent responses to Eaton’s solicitations are escalated within Eaton’s Supply Chain Management organization for follow-up engagement. Responding suppliers reporting smelters and refiners that are non-conformant or have other identified red flag triggers receive follow-up communication to remind them of Eaton’s expectations relating to the use and sourcing of Minerals as well as to notify them of further resources and training available to them through RMI.

d. Support the Development and Implementation of Independent Third-Party Audits of Smelter and Refiner Sourcing

As a downstream user of Minerals, Eaton and its direct supply chain are many layers removed from the mine or location from which the Minerals originated and smelters and refiners that process the Minerals. Through our membership and participation in the RMI, we collaborate at a cross-industry level, and we continue to support the development and implementation of due diligence practices, the RMI Responsible Minerals Assurance Process (RMAP) and tools such as the CMRT.

e. Report on Supply Chain Due Diligence

Eaton publicly communicates our conflict minerals policy, due diligence activities and related supplier expectations on our website and in our Form SD and Conflict Minerals Report available at: http://www.eaton.com/content/eaton/us/en-us/company/policies-and-statements/responsible-sourcing-of-conflict-minerals0.html.html.

4.     RESULTS OF REVIEW
For the reporting period of January 1, 2018 through December 31, 2018, Eaton solicited approximately 1,200 suppliers to gather detailed information regarding the existence of the Minerals in products sold to us, as well as the origin and chain of custody of the Minerals, using the CMRT. Based on the information provided by Eaton’s suppliers and our own due diligence efforts through December 31, 2018, we do not have sufficient information to conclusively determine the countries of origin or chain of custody of Minerals in our products. A majority of our suppliers responded that their materials did not contain the Minerals, they used recycled materials, they were unable to determine whether the products they sold to us contained Minerals, or they were still in the process of evaluating the source of the Minerals in their products.

Based on the information provided by our suppliers, Eaton believes the smelters and refiners that may have been used to produce Minerals in Eaton’s products include those listed in Annex I. Based on information provided by our suppliers and information available from the RMI, Eaton believes that the countries of origin of Minerals processed by these smelters and refiners includes the countries listed in Annex II. Of the supplier-reported smelters or refiners, 41 were identified by RMI as potentially sourcing Minerals directly or indirectly from the DRC or adjoining countries; however, all 41 of these smelters or refiners are indicated by RMI to be conformant with the RMI Responsible Minerals Assurance Process (formerly the Conflict-Free Smelter Program). Eaton found no reasonable basis for concluding that any Minerals known to be in its supply chain directly or indirectly financed or benefitted armed groups in the DRC or surrounding countries.

5.     STEPS TAKEN TO MITIGATE RISK
Eaton intends to continue to evaluate its due diligence program in accordance with the provisions of the Rule. In particular, we intend to annually review the criteria used to select suppliers for solicitation and to continue to engage with our suppliers to identify the Minerals used within our supply chain, as well as the origin and chain of custody of those Minerals. We intend to continue to engage with third party programs such as the RMI. Finally, to the extent any Eaton supplier is found to be using non-conformant smelters or refiners within its supply chain, Eaton intends to engage that supplier and re-communicate our requirement for suppliers to commit to be DRC conflict-free, as per Eaton’s policy.

ANNEX I

Mineral	Status	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tungsten	*	A.L.M.T. Corp.	JAPAN
Gold	*	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	*	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	*	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	*	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	*	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	*	Argor-Heraeus S.A.	SWITZERLAND
Gold	*	Asahi Pretec Corp.	JAPAN
Gold	*	Asaka Riken Co., Ltd.	JAPAN
Tantalum	*	Asaka Riken Co., Ltd.	JAPAN
Gold		Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Tungsten	*	Kennametal Huntsville	UNITED STATES OF AMERICA
Gold	*	Aurubis AG	GERMANY
Gold	*	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	*	Boliden AB	SWEDEN
Gold	*	C. Hafner GmbH + Co. KG	GERMANY
Gold		Caridad	MEXICO
Gold	*	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	*	Cendres + Metaux S.A.	SWITZERLAND
Gold		Yunnan Copper Industry Co., Ltd.	CHINA
Tantalum	*	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tungsten	*	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tin	*	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Gold	*	Chimet S.p.A.	ITALY
Tungsten	*	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Gold		Chugai Mining	JAPAN
Tantalum	*	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tin	*	Alpha	UNITED STATES OF AMERICA
Tin	*	CV Gita Pesona	INDONESIA
Tin	*	PT Aries Kencana Sejahtera	INDONESIA
Tin	*	PT Premium Tin Indonesia	INDONESIA
Tin	*	CV United Smelting	INDONESIA
Gold	*	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold		Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	*	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	*	DODUCO Contacts and Refining GmbH	GERMANY
Gold	*	Dowa	JAPAN
Tin	*	Dowa	JAPAN
Gold	*	Eco-System Recycling Co., Ltd.	JAPAN
Tin	*	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin		Estanho de Rondonia S.A.	BRAZIL
Tantalum	*	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	*	F&X Electro-Materials Ltd.	CHINA
Tin	*	Fenix Metals	POLAND
Gold	*	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Tungsten	*	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Gold		Refinery of Seemine Gold Co., Ltd.	CHINA
Tin	*	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin		Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tungsten	*	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tantalum	*	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Gold		Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	*	HeeSung Metal Ltd.	KOREA, REPUBLIC OF
Gold	*	Heimerle + Meule GmbH	GERMANY
Gold	*	Heraeus Metals Hong Kong Ltd.	CHINA

Mineral	Status	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	*	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Tin	*	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tungsten	*	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold		Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	*	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Gold		Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold		HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	*	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	*	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	*	Istanbul Gold Refinery	TURKEY
Gold	*	Japan Mint	JAPAN
Tungsten	*	Japan New Metals Co., Ltd.	JAPAN
Gold	*	Jiangxi Copper Co., Ltd.	CHINA
Tungsten	*	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tantalum	*	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	*	Jiujiang Tanbre Co., Ltd.	CHINA
Gold	*	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	*	Asahi Refining Canada Ltd.	CANADA
Gold	*	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	*	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Tin	*	Gejiu Kai Meng Industry and Trade LLC	CHINA
Gold		Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	*	Kazzinc	KAZAKHSTAN
Tungsten	*	Kennametal Fallon	UNITED STATES OF AMERICA
Gold	*	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	*	Kojima Chemicals Co., Ltd.	JAPAN
Gold	*	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold		L'azurde Company For Jewelry	SAUDI ARABIA
Gold		Lingbao Gold Co., Ltd.	CHINA
Gold		Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Tin	*	China Tin Group Co., Ltd.	CHINA
Tantalum	*	LSM Brasil S.A.	BRAZIL
Gold	*	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold		Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Tin	*	Malaysia Smelting Corporation (MSC)	MALAYSIA
Gold	*	Materion	UNITED STATES OF AMERICA
Gold	*	Matsuda Sangyo Co., Ltd.	JAPAN
Tin	*	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Gold	*	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	*	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	*	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	*	Metalor Technologies S.A.	SWITZERLAND
Gold	*	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	*	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Tantalum	*	Metallurgical Products India Pvt., Ltd.	INDIA
Tin	*	Mineracao Taboca S.A.	BRAZIL
Tantalum	*	Mineracao Taboca S.A.	BRAZIL
Tin	*	Minsur	PERU
Gold	*	Mitsubishi Materials Corporation	JAPAN
Tin	*	Mitsubishi Materials Corporation	JAPAN
Tantalum	*	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	*	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	*	NPM Silmet AS	ESTONIA
Gold	*	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	*	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Tin	*	Jiangxi New Nanshan Technology Ltd.	CHINA
Gold		Navoi Mining and Metallurgical Combinat	UZBEKISTAN

Mineral	Status	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	*	Nihon Material Co., Ltd.	JAPAN
Tantalum	*	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tin	*	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Gold	*	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	*	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Tin	*	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Gold	*	PAMP S.A.	SWITZERLAND
Gold		Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	*	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	*	PT Aneka Tambang (Persero) Tbk	INDONESIA
Tin	*	PT Artha Cipta Langgeng	INDONESIA
Tin	*	PT Babel Inti Perkasa	INDONESIA
Tin	*	PT Babel Surya Alam Lestari	INDONESIA
Tin	*	PT Bangka Tin Industry	INDONESIA
Tin	*	PT Belitung Industri Sejahtera	INDONESIA
Tin	*	PT Bukit Timah	INDONESIA
Tin	*	PT DS Jaya Abadi	INDONESIA
Tin	*	PT Karimun Mining	INDONESIA
Tin	*	PT Mitra Stania Prima	INDONESIA
Tin	*	PT Panca Mega Persada	INDONESIA
Tin	*	PT Prima Timah Utama	INDONESIA
Tin	*	PT Refined Bangka Tin	INDONESIA
Tin	*	PT Sariwiguna Binasentosa	INDONESIA
Tin	*	PT Stanindo Inti Perkasa	INDONESIA
Tin	*	PT Sumber Jaya Indah	INDONESIA
Tin	*	PT Timah Tbk Kundur	INDONESIA
Tin	*	PT Timah Tbk Mentok	INDONESIA
Tin	*	PT Tinindo Inter Nusa	INDONESIA
Tin	*	PT Tommy Utama	INDONESIA
Gold	*	PX Precinox S.A.	SWITZERLAND
Tantalum	*	QuantumClean	UNITED STATES OF AMERICA
Gold	*	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Tantalum	*	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Gold	*	Royal Canadian Mint	CANADA
Tin	*	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Gold		Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	*	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold		Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	*	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold		Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	*	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	*	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	*	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Tin	*	Soft Metais Ltda.	BRAZIL
Gold	*	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Tantalum	*	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Gold	*	Sumitomo Metal Mining Co., Ltd.	JAPAN
Tantalum	*	Taki Chemical Co., Ltd.	JAPAN
Gold	*	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Tungsten	*	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tantalum	*	Telex Metals	UNITED STATES OF AMERICA
Tin	*	Thaisarco	THAILAND
Tin	*	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Gold		Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	*	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	*	Tokuriki Honten Co., Ltd.	JAPAN

Mineral	Status	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold		Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	*	Torecom	KOREA, REPUBLIC OF
Tantalum	*	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Gold	*	Umicore Brasil Ltda.	BRAZIL
Gold	*	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	*	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	*	Valcambi S.A.	SWITZERLAND
Gold	*	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Tin	*	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tungsten	*	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	*	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	*	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
Gold	*	Yamakin Co., Ltd.	JAPAN
Gold	*	Yokohama Metal Co., Ltd.	JAPAN
Tin	*	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	*	Yunnan Tin Company Limited	CHINA
Gold	*	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	*	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold		Morris and Watson	NEW ZEALAND
Gold		Guangdong Jinding Gold Limited	CHINA
Tungsten		Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Gold	*	Umicore Precious Metals Thailand	THAILAND
Tungsten	*	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	*	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	*	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	*	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	*	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	*	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	*	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tin	*	CV Venus Inti Perkasa	INDONESIA
Gold	*	Geib Refining Corporation	UNITED STATES OF AMERICA
Tin	*	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	*	PT Tirus Putra Mandiri	INDONESIA
Tantalum	*	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tungsten	*	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tin	*	Melt Metais e Ligas S.A.	BRAZIL
Tin	*	PT ATD Makmur Mandiri Jaya	INDONESIA
Tantalum	*	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	*	FIR Metals & Resource Ltd.	CHINA
Tantalum	*	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	*	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Gold	*	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold		KGHM Polska Miedz Spolka Akcyjna	POLAND
Tantalum	*	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tungsten	*	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Gold	*	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tin	*	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	*	PT Inti Stania Prima	INDONESIA
Tantalum	*	KEMET Blue Metals	MEXICO
Tungsten	*	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	*	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	*	Masan Tungsten Chemical LLC (MTC)	VIET NAM
Tantalum	*	H.C. Starck Co., Ltd.	THAILAND
Tantalum	*	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	*	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	*	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	*	H.C. Starck Ltd.	JAPAN

Mineral	Status	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tantalum	*	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	*	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tantalum	*	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	*	Global Advanced Metals Aizu	JAPAN
Gold	*	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	*	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold		Kaloti Precious Metals	UNITED ARAB EMIRATES
Tantalum	*	KEMET Blue Powder	UNITED STATES OF AMERICA
Tin	*	CV Ayi Jaya	INDONESIA
Tin		Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin		Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin		Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tungsten	*	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Gold	*	T.C.A S.p.A	ITALY
Gold	*	REMONDIS PMR B.V.	NETHERLANDS
Gold		Tony Goetz NV	BELGIUM
Tungsten	*	Niagara Refining LLC	UNITED STATES OF AMERICA
Tin	*	CV Dua Sekawan	INDONESIA
Tin	*	PT Rajehan Ariq	INDONESIA
Gold	*	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	*	Marsam Metals	BRAZIL
Gold		TOO Tau-Ken-Altyn	KAZAKHSTAN
Tungsten	*	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten		Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	*	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tin		An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	*	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	*	Resind Industria e Comercio Ltda.	BRAZIL
Gold		Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Tungsten	*	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tin		Super Ligas	BRAZIL
Gold	*	SAAMP	FRANCE
Gold	*	Italpreziosi	ITALY
Tin	*	Metallo Belgium N.V.	BELGIUM
Tin	*	Metallo Spain S.L.U.	SPAIN
Tin	*	PT Bangka Prima Tin	INDONESIA
Gold	*	SAXONIA Edelmetalle GmbH	GERMANY
Gold	*	WIELAND Edelmetalle GmbH	GERMANY
Gold	*	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Tungsten	*	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tin	*	PT Sukses Inti Makmur	INDONESIA
Tungsten	*	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tin	*	PT Kijang Jaya Mandiri	INDONESIA
Tungsten	*	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	*	ACL Metais Eireli	BRAZIL
Tin	*	PT Menara Cipta Mulia	INDONESIA
Tantalum	*	Jiangxi Tuohong New Raw Material	CHINA
Tungsten	*	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tin	*	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tungsten	*	Moliren Ltd.	RUSSIAN FEDERATION
Tantalum	*	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF
Tin	*	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	*	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Gold	*	AU Traders and Refiners	SOUTH AFRICA
Gold		GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold		Sai Refinery	INDIA

Mineral	Status	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold		Universal Precious Metals Refining Zambia	ZAMBIA
Gold		Modeltech Sdn Bhd	MALAYSIA
Tin	*	Modeltech Sdn Bhd	MALAYSIA
Gold		Bangalore Refinery	INDIA
Gold		Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold		Morris and Watson Gold Coast	AUSTRALIA
Gold		Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold		Pease & Curren	UNITED STATES OF AMERICA
Gold	*	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	*	Planta Recuperadora de Metales SpA	CHILE
Gold	*	Safimet S.p.A	ITALY
Tin	*	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Gold		State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Tungsten		Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Gold		African Gold Refinery	UGANDA
Gold		NH Recytech Company	KOREA, REPUBLIC OF
Tin	*	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tantalum	*	Jiujiang Janny New Material Co., Ltd.	CHINA
Gold	*	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Tin	*	PT Bangka Serumpun	INDONESIA
Tin		Pongpipat Company Limited	MYANMAR
Gold		QG Refining, LLC	UNITED STATES OF AMERICA
Tin	*	Tin Technology & Refining	UNITED STATES OF AMERICA

* = Conformant or actively participating in the RMI Responsible Minerals Assurance Process (as reported by RMI as of March 6, 2019).

ANNEX II
COUNTRIES OF ORIGIN OF MINERALS PROCESSED BY
SUPPLIER-REPORTED SMELTERS AND REFINERS

Argentina	Mauritius
Armenia	Mexico
Australia	Mongolia
Austria	Morocco
Azerbaijan	Mozambique
Benin	Myanmar
Bolivia (Plurinational State of)	Namibia
Botswana	Nicaragua
Brazil	Niger
Burkina Faso	Nigeria
Burundi	Papua New Guinea
Canada	Peru
Chile	Philippines
China	Portugal
Colombia	Puerto Rico
Congo, Democratic Republic of the	Russian Federation
Cyprus	Rwanda
Dominican Republic	Saudi Arabia
Ecuador	Senegal
Egypt	Sierra Leone
Eritrea	Slovakia
Ethiopia	Solomon Islands
Finland	South Africa
Georgia	Spain
Ghana	Suriname
Guatemala	Swaziland
Guinea	Sweden
Guyana	Taiwan
Honduras	Tanzania
India	Thailand
Indonesia	Togo
Ivory Coast	Turkey
Kazakhstan	Uganda
Kenya	United Kingdom of Great Britain and Northern Ireland
Kyrgyzstan	United States of America
Laos	Uruguay
Lebanon	Uzbekistan
Madagascar	Venezuela
Malaysia	Zambia
Mali	Zimbabwe
Mauritania